Exhibit 5.1

August 24, 2016

8point3 Energy Partners LP

77 Rio Robles

San Jose, California 95134

Ladies and Gentlemen:

We have acted as counsel for 8point3 Energy Partners LP, a Delaware limited partnership (the “Partnership”), with respect to certain legal matters in connection with the filing with the Securities and Exchange Commission (the “Commission”) of a registration statement (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), registering securities to be issued and sold by the Partnership from time to time pursuant to Rule 415 under the Securities Act. Such securities include (i) Class A shares representing limited partner interests in the Partnership (the “Class A Shares”) that may be issued and sold by the Partnership and (ii) other partnership securities representing limited partner interests in the Partnership (the “Partnership Securities”) that may be issued and sold by the Partnership. The Class A Shares and the Partnership Securities are collectively referred to herein as the “Securities.”

In our capacity as your counsel in the connection referred to above and as a basis for the opinions herein after expressed, we have examined (i) the Amended and Restated Agreement of Limited Partnership (the “Partnership Agreement”) and the Certificate of Limited Partnership of the Partnership, each as amended to the date hereof, (ii) the Amended and Restated Limited Liability Company Agreement of 8point3 General Partners, LLC, a Delaware limited liability company and the general partner of the Partnership (the “General Partner”), and the Certificate of Formation of the General Partner, each as amended to the date hereof, (iii) originals, or copies certified or otherwise identified, of the partnership and limited liability company records of the Partnership and the General Partner, including minute books of the General Partner as furnished to us by the General Partner, (iv) originals, or copies certified or otherwise identified, of certificates of public officials and of representatives of the Partnership and the General Partner, statutes and other instruments and documents, and (v) the Registration Statement and the prospectus contained therein (the “Prospectus”).

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In connection with this opinion, we have assumed that (i) the Registration Statement and any amendments thereto (including post-effective amendments) will have become effective; (ii) a prospectus supplement will have been prepared and filed with the Commission describing the Securities offered thereby; (iii) all Securities will be sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement and the appropriate prospectus supplement; (iv) a definitive purchase, underwriting or similar agreement with respect to any Securities offered will have been duly authorized and validly executed and delivered by the Partnership and the other parties thereto; (v) any securities issuable upon conversion, redemption, exchange or exercise of any Securities being offered will be duly authorized, created and, if appropriate, reserved for issuance upon such conversion, redemption, exchange or exercise; (vi) the certificates for the Class A Shares and the Partnership Securities, if any, will conform to the specimens thereof examined by us and will have been duly countersigned by a transfer agent and duly registered by a registrar of the Class A Shares or the Partnership Securities, or, if uncertificated, valid book-entry notations will have been made in the unit register of the Partnership in accordance with the provisions of the governing documents of the Partnership; and (vii) each document submitted to us for review is accurate and complete, each such document that is an original is authentic, each such document that is a copy conforms to an authentic original and all signatures on each such document are genuine.

Based upon and subject to the foregoing, we are of the opinion that when (a) the Partnership has taken all necessary action to approve the issuance of the Class A Shares or Partnership Securities, the terms of the offering thereof and related matters, and (b) such Class A Shares or Partnership Securities have been issued and delivered in accordance with the terms of the applicable definitive purchase, underwriting or similar agreement approved by the Partnership upon payment of the consideration therefor provided for therein, such Class A Shares or Partnership Securities will be duly authorized and validly issued in accordance with the Partnership Agreement and will be fully paid (to the extent required under the Partnership Agreement) and nonassessable (except as such nonassessability may be affected by Sections 17-303, 17-607 and 17-804 of the Delaware Revised Uniform Limited Partnership Act (the “DRULPA”)).

The opinions set forth above are limited in all respects to matters of the DRULPA, the Delaware Limited Liability Company Act, and applicable federal law of the United States of America, in each case as in effect on the date hereof.

We hereby consent to the filing of this opinion of counsel as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our Firm under the heading “Legal Matters” in the Prospectus forming a part of the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Baker Botts L.L.P.